Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On July 14, 2026, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”, or the "Company"), completed its previously announced merger pursuant to the terms of that certain Agreement and Plan of Merger, dated April 27, 2026, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated May 16, 2026 (as amended, the “Merger Agreement”), by and among the Company, XOMA Royalty Corporation, a Nevada corporation (“XOMA”), Flex Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and XOMA Royalty Holdings Corporation, a Nevada corporation (“HoldCo”). Pursuant to the Merger Agreement, XOMA effected the Holding Company Reorganization (as defined below), and Merger Sub merged with and into HoldCo (the “Merger”), with HoldCo surviving the Merger as a wholly owned subsidiary of the Company (the “Closing”).
The Merger
At the effective time of the Merger, each outstanding share of XOMA was converted into the right to receive $39.00 in cash plus one contingent value right (each, a “CVR”). Each CVR represents a contractual right to receive contingent cash payments, if any, derived from the net proceeds of Janssen Litigation, which payments, if any, will be made by a newly formed Delaware statutory liquidation trust (the “CVR Trust”) out of distributions, if any, made by XOMA Royalty LLC to the CVR Trust (collectively, the “Merger Consideration”).
Holding Company Reorganization
Prior to the Merger, XOMA completed a holding company reorganization under Nevada law (the “Holding Company Reorganization”). A newly formed entity, HoldCo becomes the parent, with XOMA becoming its wholly owned subsidiary. Existing common and preferred shares, as well as equity awards, were converted into equivalent HoldCo securities with substantially identical terms.
CVR Spin
Following the reorganization, XOMA transferred certain assets and liabilities to HoldCo, converted into a Delaware limited liability company named XOMA Royalty LLC, and established the CVR structure. HoldCo distributed CVRs to its shareholders, entitling them to contingent payments, if any, based on net proceeds from the Janssen Litigation distributed by XOMA Royalty LLC to the CVR Trust. The CVR Trust will receive such distributions and make payments to CVR holders in accordance with the terms of the CVR agreement. XOMA stockholders would receive rights to 75% of any net proceeds from the Janssen Litigation.
Ligand continues to assess the accounting impact of the Merger and related business combination valuation, and the pro forma adjustments are highly preliminary and subject to material change as the accounting is finalized.
Convertible Debt
The acquisition was financed with cash on hand and, in part, by the issuance of $700 million of convertible notes in June 2026. The accompanying unaudited pro forma condensed combined financial information gives effect to the acquisition and the financing transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
(in thousands)

	Ligand (as reported)	XOMA (as reported)	Reclassification and conforming adjustments (Note 2)	Transaction Accounting Adjustments (Notes 3, 4)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,006,702	$99,291	$—	$(928,353)	3(a),4(a-c),4(j-k)	$177,640
Short-term investments	351,056	—	842	—	2(f)	351,898
Short-term restricted cash	—	7,637	—	—		7,637
Investment in equity securities	—	842	(842)	—	2(f)	—
Accounts receivable, net	67,011	3,566	(2,500)	—	2(b)	68,077
Inventory	10,263	—	—	—		10,263
Short-term portion of financial royalty assets, net	12,982	—	16,597	103	2(a-b),4(f)	29,682
Short-term royalty and commercial payment receivables under EIR	—	25,841	(25,841)	—	2(a)	—
Income taxes receivable	2,911	—	—	—		2,911
Other current assets	6,191	281	—	—		6,472
Total current assets	1,457,116	137,458	(11,744)	(928,250)		654,580
Long-term restricted cash	—	43,634	—	—		43,634
Intangibles assets, net	209,244	19,421	—	78,179	4(e)	306,844
Goodwill	101,541	—	—	142,425	3(c)	243,966
Long-term portion of financial royalty assets, net	194,228	—	54,552	483,548	2(a-c),4(f)	732,328
Long-term royalty and commercial payment receivables under EIR	—	4,152	(4,152)	—	2(a)	—
Long-term royalty and commercial payment receivables under cost recovery	—	36,156	(36,156)	—	2(a)	—
Noncurrent derivative assets	17,913	617	—	—		18,530
Exarafenib milestone asset	—	2,500	(2,500)	—	2(c)	—
Equity method investments	42,390	—	—	—		42,390
Other investments	114,483	—	—	13,700	4(n)	128,183
Deferred tax assets	37,119	—	—	38,148	4(i)	75,267
Property and equipment, net	3,396	16	(16)	—	2(d)	3,396
Operating lease right-of-use assets	6,440	222	—	14,559	4(g)	21,221
Other assets	2,005	172	—	—		2,177
Total assets	$2,185,875	$244,348	$(16)	$(157,691)		$2,272,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,405	$2,008	$—	$—		$11,413
Accrued liabilities	31,867	5,302	—	—		37,169
Income taxes payable	3,217	—	—	—		3,217

Current contingent liabilities	210	6,670	—	—		6,880
Current operating lease liabilities	1,082	2,360	—	1,113	4(g)	4,555
Unearned revenue recognized under units-of-revenue method	—	1,142	—	(1,142)	4(m)	—
Preferred stock dividend accrual	—	1,452	—	(1,452)	4(c)	—
Current portion of long-term debt	—	14,068	—	(14,068)	4(a)	—
Deferred consideration	—	—	—	63,483	3(a)	63,483
Other current liabilities	955	—	—	—		955
Total current liabilities	46,736	33,002	—	47,934		127,672
Unearned revenue recognized under units-of-revenue method - long term	—	2,664	—	(2,664)	4(m)	—
Exarafenib milestone contingent consideration	—	2,500	(2,500)	—	2(c)	—
Long-term contingent liabilities	2,382	10,915	2,500	6,700	2(c),4(h)	22,497
Long-term operating lease liabilities	3,777	18,878	—	(354)	4(g)	22,301
Long-term debt	—	89,015	—	(89,015)	4(a)	—
Convertible senior notes, net	1,126,594	—	—	—		1,126,594
Deferred tax liabilities	21,654	103	—	2,359	4(i)	24,116
Other long-term liabilities	17,216	—	—	—		17,216
Total liabilities	1,218,359	157,077	—	(35,040)		1,340,396
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock	—	49	—	(49)	4(c-d)	—
Series B preferred stock	—	—	—	—		—
Common stock	20	133	—	(133)	4(d)	20
Additional paid-in capital	379,769	1,349,986	—	(1,349,986)	4(c-d)	379,769
Accumulated other comprehensive income	4,476	—	—	—		4,476
Retained earnings	583,251	(1,262,897)	(16)	1,227,517	2(d),3(b),4(d,j,k)	547,855
Total stockholders’ equity	967,516	87,271	(16)	(122,651)		932,120
Total liabilities, convertible preferred stock and stockholders’ equity	$2,185,875	$244,348	$(16)	$(157,691)		$2,272,516

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(in thousands, except share and per share amounts)

	Ligand (as reported)	XOMA (as reported)	Reclassification and conforming adjustments (Note 2)	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma Combined
Revenues and income:
Revenue from intangible royalty assets	$70,293	$—	$—	$—		$70,293
Income from financial royalty assets	20,697	—	28,441	2,177	2(e),4(f)	51,315
Income from purchased receivables under the EIR method	—	17,712	(17,712)	—	2(e)	—
Income from purchased receivables under the cost recovery method	—	10,729	(10,729)	—	2(e)	—
Royalties	90,990	28,441	—	2,177		121,608
Captisol	16,632	—	—	—		16,632
Revenue recognized under units-of-revenue method	—	655	—	(655)	4(m)	—
Contract revenue and income	7,793	225	—	—		8,018
Total revenue and income	115,415	29,321	—	1,522		146,258
Operating costs and expenses:
Cost of Captisol	6,487	—	—	—		6,487
Amortization of intangibles	16,194	1,784	—	3,072	4(e)	21,050
Intangible assets impairment	—	23,552	—	—	2(g)	23,552
Financial royalty assets impairment	—	19,728	—	—	2(g)	19,728
Research and development	16,816	(25)	—	—		16,791
General and administrative	49,959	29,630	—	(15,506)	4(g,j,l)	64,083
Total operating costs and expenses	89,456	74,669	—	(12,434)		151,691
Operating income (loss)	25,959	(45,348)	—	13,956		(5,433)
Non-operating income and expenses:
Gain (loss) from short-term investments	15,623	—	460	—	2(f)	16,083
Gain on acquisitions	—	3,545	—	—		3,545
Loss from change in fair value of EMI and other investments	(13,502)	—	—	—		(13,502)
Interest income	13,953	—	—	—		13,953
Interest expense	(3,495)	(6,224)	—	4,251	4(a,b)	(5,468)
Other non-operating expense, net	1,507	6,844	(460)	—	2(f)	7,891
Total non-operating income (expenses), net	14,086	4,165	—	4,251		22,502
Income (loss) before income taxes	40,045	(41,183)	—	18,207		17,069
Income tax benefit (expense)	(4,882)	(1)	—	5,683	4(i)	800
Net income (loss)	$35,163	$(41,184)	$—	$23,890		$17,869

Basic net income (loss) per share	$1.76				4(o)	$0.89
Diluted net income (loss) per share	$1.63				4(o)	$0.83

Shares used in basic per share calculation	19,974	4(o)	19,974
Shares used in diluted per share calculation	21,548	4(o)	21,548

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except share and per share amounts)

	Ligand (as reported)	XOMA (as reported)	Reclassification and conforming adjustments (Note 2)	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma Combined
Revenues and income:
Revenue from intangible royalty assets	$132,534	$—	$—	$—		$132,534
Income from financial royalty assets	28,467	—	40,489	18,984	2(e),4(f)	87,940
Income from purchased receivables under the EIR method	—	26,745	(26,745)	—	2(e)	—
Income from purchased receivables under the cost recovery method	—	13,744	(13,744)	—	2(e)	—
Royalties	161,001	40,489	—	18,984		220,474
Captisol	40,213	—	—	—		40,213
Revenue recognized under units-of-revenue method	—	1,310	—	(1,310)	4(m)	—
Contract revenue and income	66,873	10,350	—	—		77,223
Total revenue and income	268,087	52,149	—	17,674		337,910
Operating costs and expenses:
Cost of Captisol	14,549	—	—	—		14,549
Amortization of intangibles	32,708	2,961	—	6,748	4(e)	42,417
Research and development	81,182	1,712	—	—		82,894
General and administrative	92,449	36,092	—	21,982	3(b),4(g,j,k,l)	150,523
Financial royalty asset impairment	6,197	—	—	—		6,197
Total operating costs and expenses	227,085	40,765	—	28,730		296,580
Operating income (loss)	41,002	11,384	—	(11,056)		41,330
Non-operating income and expenses:
Gain (loss) from short-term investments	18,433	—	(411)	—	2(f)	18,022
Gain on acquisitions	—	21,224	—	—		21,224
Loss from change in fair value of EMI and other investments	90,670	—	—	—		90,670
Interest income	13,659	—	—	—		13,659
Interest expense	(4,715)	(13,031)	—	9,075	4(a,b)	(8,671)
Other non-operating expense, net	(89)	12,238	411	—	2(f)	12,560
Total non-operating income (expenses), net	117,958	20,431	—	9,075		147,464
Income (loss) before income taxes	158,960	31,815	—	(1,981)		188,794
Income tax benefit (expense)	(34,507)	(103)	—	(14,535)	4(i)	(49,145)
Net income (loss)	$124,453	$31,712	$—	$(16,516)		$139,649

Basic net income (loss) per share	$6.44				4(o)	$7.22
Diluted net income (loss) per share	$6.13				4(o)	$6.88

Shares used in basic per share calculation	19,338				4(o)	19,338
Shares used in diluted per share calculation	20,294				4(o)	20,294

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands)
Note 1 – Basis of Pro Forma Presentation
The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) gives effect to the Merger, including the pro forma adjustments intended to illustrate the estimated effects of the Merger (the “Transaction Accounting Adjustments”). The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical balance sheet of Ligand and XOMA and is presented as if the Merger had occurred on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, and for the year ended December 31, 2025, are presented as if the Merger had been completed on January 1, 2025.
The Pro Forma Financial Statements should be read in conjunction with the accompanying notes, and the following:
• the separate unaudited condensed consolidated financial statements of Ligand for the six months ended June 30, 2026 included in Ligand’s Quarterly Report on Form 10-Q that can be found at www.sec.gov;
• the separate audited consolidated financial statements of Ligand for the fiscal year ended December 31, 2025 included in Ligand’s Annual Report on Form 10-K that can be found at www.sec.gov;
• the separate unaudited condensed consolidated financial statements of XOMA for the six months ended June 30, 2026 included as Exhibit 99.2 to this filing on Form 8-K/A; and
• the separate audited consolidated financial statements of XOMA for the fiscal year ended December 31, 2025 included in XOMA’s Annual Report on Form 10-K that can be found at www.sec.gov.
The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X using accounting policies in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The Pro Forma Financial Statements have been prepared using the acquisition method of accounting pursuant to Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Ligand being the accounting acquirer, and are based on Ligand’s and XOMA’s historical consolidated financial statements, as adjusted, to present the pro forma impact of the Merger.
The Pro Forma Financial Statements are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated on the dates indicated, or that the combined company may achieve in future periods. The Transaction Accounting Adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable and supportable. As the Pro Forma Financial Statements have been prepared based on these assumptions, the final amounts recorded may differ materially from the information presented herein. Further, the Pro Forma Financial Statements do not reflect any operating synergies, dis-synergies, or cost savings that may result from the Merger.
Note 2 – Reclassification and conforming adjustments
During the preparation of the unaudited pro forma condensed combined financial statements, Ligand performed a preliminary analysis to identify differences in Ligand’s and XOMA’s historical financial statement presentation and significant accounting policies. Based on its initial analysis, Ligand identified certain differences between XOMA and Ligand accounting policies and recorded respective adjustments for consistency of presentation in pro forma balance sheet and statements of operations:
2(a) XOMA referred to financial royalty assets as “Royalty and commercial payment receivables”, and separately presented long-term financial royalty assets under EIR from those under cost recovery (non-accrual) method in their balance sheet (see Note 4(f) for more details on these accounting methods). In Ligand balance sheet, long-term financial royalty assets were presented in one line. As such, a reclassification adjustment was recorded for consistency of presentation.
2(b) XOMA identified a short-term portion of financial royalty assets under the effective interest rate (“EIR”) method based on estimated future cash flows for the next twelve months. Also, XOMA recorded Ojemda asset’s estimated royalty for the current quarter in “Accounts receivable” line. Per Ligand’s accounting policy, the short-term portion of financial royalty assets represents an estimation for current quarter royalty receipts. As such, a reclassification adjustment was recorded for consistency of presentation.
2(c) XOMA historically accounted for the Exarafenib milestone asset as a financial asset under the fair value option, and the related Exarafenib obligation as a derivative liability because XOMA had not adopted ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606) (“ASU 2025-07”) as of June 30, 2026. Ligand early adopted ASU 2025-07 in September 2025, which introduced certain scope exceptions for development and regulatory milestone arrangements. Accordingly, the Exarafenib obligation would not be accounted for as a derivative liability under Ligand accounting policies and was reclassified to long-term contingent liabilities. In addition, the Exarafenib milestone asset was reclassified to financial royalty assets to conform with Ligand's balance sheet presentation and accounting policies. These adjustments did not impact the carrying values of the related asset or liability.

2(d) Ligand’s threshold of fixed assets capitalization is $25. Since XOMA’s fixed assets balance as of June 30, 2026 was $16, this amount was adjusted in the pro forma balance sheet to conform with Ligand accounting policies. Annual fixed assets depreciation amount is approximately $2 and materially approximates the amount of annual fixed assets additions. As such, no respective adjustment was recorded to pro forma statements of operations.
2(e) XOMA presented income from purchased receivables (financial royalty assets) in two separate lines in the statement of operations. For consistency of presentation, we reclassified them into one “Income from financial royalty assets” line.
2(f) XOMA's investment in Rezolute common shares was presented in “Investment in equity securities” balance sheet line. Since Ligand presents similar investments in the “Cash and cash equivalents, and short-term investments” line, we reclassified it there for consistency of presentation. XOMA's gain (loss) from fair value changes of Rezolute common shares was presented in “Other income, net” statements of operations line. Since Ligand presents gains and losses from similar investments in a separate “Gain (loss) from short-term investments” line, we reclassified it there for consistency of presentation.
2(g) In its condensed statement of operations for the six months ended June 30. 2026, XOMA referred to Intangible assets impairment and Financial royalty assets impairment as Impairment charges and Credit losses on purchased receivables, respectively.
Ligand is currently in the process of finalizing a comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform XOMA’s presentation to that of Ligand due to limitations on the availability of information as of the date of this information statement. Accounting policy differences and reclassification adjustments may be identified as more information becomes available.
Note 3 – Estimated Purchase Consideration and Preliminary Purchase Price Allocation
Estimated Purchase Consideration
The following table summarizes the components of the estimated preliminary merger consideration (in thousands, except share and per share amounts):

Number of XOMA common shares outstanding	17,735
Cash consideration (per XOMA share)	$39.00
Total consideration paid to XOMA shareholders	$691,682
Cash paid for Blue Owl loan	114,621
Cash paid for settlement of XOMA transaction costs	27,232
Cash purchase consideration(a)	833,535
Deferred consideration for settlement of XOMA stock options and other awards(a)	63,483
Less: fair value of equity compensation attributable to the post-combination service period(b)	(10,845)
Estimated net purchase consideration	$886,173

3(a) The amount of cash purchase consideration transferred by Ligand is $833.5 million. Subsequent to Merger date, Ligand also paid $63.5 million for settlement of XOMA stock options and other awards.
3(b) In connection with the Merger, a portion of XOMA’s equity awards that were outstanding and unvested prior to the Merger became fully vested per the terms of the Merger Agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to pre-combination service to the purchase price and the remaining amount of $10.8 million was considered our post-combination expense. These amounts were associated with the accelerated vesting of stock options previously granted to XOMA employees and were fully paid in cash. This amount is reflected in the pro forma condensed statement of operations for the year ended December 31, 2025, and as a reduction to retained earnings in the pro forma condensed balance sheet.
The estimated net purchase consideration at closing may change materially from the amount shown above due to multiple factors, but primarily due to a change in our assessment of fair value of equity compensation attributable to the post-combination service period. Accordingly, the estimated net purchase consideration could differ from the amount calculated above, and that difference may be material. Any change to the estimated net purchase consideration is expected to be assigned primarily to goodwill.
Preliminary Purchase Price Allocation
Under the acquisition method of accounting in accordance with ASC 805, XOMA’s identifiable assets acquired and liabilities assumed by Ligand are expected to be recorded at their acquisition-date fair value and combined with the assets and liabilities of Ligand. The pro forma purchase price allocation is preliminary, and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which Ligand believes are reasonable to illustrate the estimated effects of the Merger. The fair value of certain assets and liabilities are estimated to approximate their book values, thus no adjustments are reflected. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the Merger and will be based on the fair value of the assets acquired and liabilities assumed as of the closing date. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.
The following table sets forth a preliminary allocation of the estimated Merger consideration to XOMA’s identifiable assets expected to be acquired and liabilities expected to be assumed by Ligand, as if the Merger had been completed on June 30, 2026 (in thousands):

Estimated net purchase consideration	$886,173
Unrestricted cash	29,025
Restricted cash	51,271
Investment in equity securities	842
Accounts receivable	1,066
Intangible assets	97,600
Financial royalty assets, long-term	538,100
Financial royalty assets, short-term	16,700
Operating lease right-of-use assets	14,781
Deferred tax asset	38,148
Other investments	13,700
Other assets	453
Noncurrent derivative assets	617
Accounts payable and accrued liabilities	(7,310)
Operating lease liabilities	(21,997)
Deferred tax liability	(2,462)
Contingent liabilities	(26,786)
Estimated fair value of assets acquired and liabilities assumed:	$743,748
Estimated goodwill(c)	$142,425

3(c) Preliminary goodwill is calculated as the excess of the estimated Merger consideration over the estimated fair value of the underlying net assets to be acquired. The goodwill arising from the transaction is primarily attributable to expected synergies, portfolio diversification, and potential upside from programs that have not been separately identified in preliminary purchase accounting as they are currently inactive, failed, terminated, or returned. The final calculation of goodwill could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements due to several factors including, but not limited to, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the effective time of the Merger. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of goodwill.
A decrease in the fair value of XOMA’s assets or an increase in the fair value of XOMA’s liabilities from the preliminary valuations would result in a corresponding dollar-for-dollar increase in the estimated amount of goodwill as presented above. An increase in the fair value of XOMA’s assets or a decrease in the fair value of XOMA’s liabilities from the preliminary valuations would result in a corresponding dollar-for-dollar decrease in the estimated amount of goodwill.
Note 4 – Pro Forma Transaction Accounting Adjustments
The following pro forma adjustments related to the Merger are based on Ligand’s preliminary estimates and assumptions that are subject to change. The following Transaction Accounting Adjustments have been reflected in the Pro Forma Financial Statements:
4(a) As a part of purchase consideration as of June 30, 2026, Ligand paid $114.6 million for Blue Owl Debt Repayment. This included the entire remaining principal balance of XOMA Blue Owl loan ($106.1 million), an accrued interest, prepayment premium and fees. As such, a carrying balance of $103.1 million (net of unamortized debt discount and issuance costs of $3.0 million) as of June 30, 2026, is eliminated in full in pro forma balance sheet. The related interest expenses of $6.2 million and $13.0 million for the six months ended June 30, 2026, and year ended December 31, 2025, respectively are eliminated in full in pro forma statements of operations.
4(b) To fund XOMA transaction, on June 25, 2026, Ligand raised $700 million convertible notes, partially offset by $21 million transaction costs. We adjusted pro forma statements of operations for the six months ended June 30, 2026, and year ended December 31, 2025, to include interest expenses on convertible notes in the amounts of $2.0 million and $4.0 million, respectively. Interest expense was calculated based on the effective interest rate method using the following assumptions: 5.2 years term starting from January 1, 2025, and 0% coupon rate.
4(c) In conjunction with the Merger, XOMA repaid its Perpetual Preferred Series A and B Shares ($68.6 million), settled related accrued dividends ($1.5 million) and settled and canceled all outstanding common stock warrants ($0.2 million) using its unrestricted cash.

4(d) Reflects the elimination of XOMA’s historical shareholders’ equity and Convertible Preferred stock.
4(e) Reflects a net adjustment to recognize the estimated fair value of XOMA’s identifiable intangible assets in the amount of $97.6 million, and the elimination of $19.4 million historical XOMA intangible assets. The estimated net fair value and the useful life of the intangible assets expected to be acquired is as follows (in thousands):

			Amortization expense
Intangible assets	Estimated fair value	Useful life	Six-months ended June 30, 2026	Year-ended December 31, 2025
Mezagitamab	$35,800	12	$1,492	$2,983
Ersodetug	27,600	12	1,150	2,300
Anti-TL1A	14,000	8	875	1,750
Ficlatuzumab	5,600	15	187	373
Kinnate programs	5,200	10	260	520
Rilvegostomig	4,000	3	667	1,333
Cetrelimab	3,100	12	129	258
Phage Display Library	2,300	12	96	192
Total	$97,600		$4,856	$9,709

The identified intangible assets fair value and related amortization expenses are preliminary and based on preliminary valuations prepared by management. In a preliminary valuation, management used an income approach based on the present value of expected future cash flows, which reflect forecasts of development and regulatory milestones, and future product sales, related royalties and commercial milestones over the anticipated commercial life of the programs. Such cash flows were adjusted for the probability of technical and regulatory success and discounted to present value using discount rates in a range of 13-21% reflecting commercialization and execution risks inherent in the projected cash flows. Management uses a third-party valuation expert to assist with the final valuation of intangible assets for XOMA purchase accounting.
The amount that will ultimately be allocated to identified intangible assets and the subsequent amortization expense may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identified intangible asset.
The useful life assigned to the intangibles is derived based on the expected timeline of cumulative cash flows from the respective intangible asset. Amortization related to the identified intangible assets based on their useful lives in the amount of $4.9 million and $9.7 million for the six months ended June 30, 2026, and year ended December 31, 2025, respectively, and the elimination of historical XOMA amortization expense of $1.8 million and $3.0 million for the six months ended June 30, 2026, and year ended December 31, 2025, respectively, are reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations.
4(f) Reflects a net adjustment to recognize the estimated fair value of XOMA’s long-term financial royalty assets in the amount of $538.1 million, the elimination of $54.6 million historical XOMA long-term financial royalty assets, and a $0.1 million decrease in fair value of short-term financial royalty assets.
The estimated net fair value of the long-term financial royalty assets expected to be acquired is as follows (in thousands):

			Income from financial royalty assets
Long-term financial royalty assets	Estimated fair value	Ligand accounting method	Six-months ended June 30, 2026	Year-ended December 31, 2025
Ojemda	$208,100	EIR	$16,137	$30,452
Vabysmo	121,000	EIR	10,163	20,731
Miplyffa	39,100	EIR	3,703	6,980
Ixinity	5,300	EIR	615	1,310
Volixibat	43,100	Non-Accrual	-	-
REC-4881	34,600	Non-Accrual	-	-
Osavampator	30,900	Non-Accrual	-	-
Twist programs	20,800	Non-Accrual	-	-
Oak Hill programs	10,700	Non-Accrual	-	-
Vidutolimod	8,500	Non-Accrual	-	-
Palobiofarma programs	5,400	Non-Accrual	-	-
D-Fi	5,100	Non-Accrual	-	-

Exarafenib	2,300	Non-Accrual	-	-
Xaciato	2,100	Non-Accrual	-	-
Aronora programs	1,100	Non-Accrual	-	-
Total	$538,100		$30,618	$59,473

The identified financial royalty assets fair value and related income are preliminary and based on preliminary valuations prepared by management. In a preliminary valuation, management used an income approach based on the present value of expected future cash flows, which reflect forecasts of development and regulatory milestones, and future product sales, related royalties and commercial milestones over the anticipated commercial life of the programs. Such cash flows were adjusted for the probability of technical and regulatory success and discounted to present value using discount rates in a range of 12-21% reflecting commercialization and execution risks inherent in the projected cash flows. Management uses a third-party valuation expert to assist with the final valuation of financial royalty assets for XOMA purchase accounting.
Financial royalty assets represent a portfolio of future milestone and royalty payment rights acquired that are passive in nature. Although a financial royalty asset does not have the contractual terms typical of a loan (such as contractual principal and interest), Ligand accounts for financial royalty assets under ASC 310, Receivables. Ligand recognizes income from financial royalty assets when there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Income is calculated using the prospective EIR method described in ASC 835-30, Imputation of Interest. We account for financial royalty assets related to developmental pipeline or recently commercialized products on a non-accrual basis. Developmental pipeline products are non-commercialized, non-approved products that require FDA or other regulatory approval, and thus have uncertain cash flows. Newly commercialized products typically do not have an established reliable sales pattern, and thus have uncertain cash flows.
The income adjustment relates to four EIR programs and reflects the net impact of (a) recognition of income in accordance with the EIR model (in the amounts stated in the table above); (b) elimination of XOMA historical EIR income for Vabysmo, Miplyffa and Ixinity in the amounts of $17.7 million and $26.7 million for the six months ended June 30, 2026, and year ended December 31, 2025, respectively; and (c) elimination of XOMA historical Ojemda royalty income recorded in the amount of actual royalties earned as Ojemda asset has been fully amortized prior to January 1, 2025.
4(g) Represents the adjustment to lease liabilities, to reflect their net present value based on Ligand’s incremental borrowing rate as of June 30, 2026, and adjustment to the right-of-use balance for the off-market component of the Boston lease. A portion of Boston lease premises has been subleased at a lower rate compared to the head lease, and the off-market component has been determined comparing rent rates per square foot between the head lease and a sublease. Notably, in XOMA historical balance sheet, no operating lease right-of-use assets were recorded for Boston lease due to the allocation of the excess of fair value of net assets acquired in HilleVax acquisition to certain qualifying assets under ASC 805. As such, the amount of adjustment to right-of-use asset is significantly higher than adjustment to lease liabilities. Also, since there was no right-of-use asset, XOMA recorded interest expense on Boston lease as lease expense in its historical statements of operations. Pro forma statements of operation have been adjusted to remove interest expense recorded by XOMA, and instead, recognize straight-line lease expenses, adjusted for the amortization of the off-market lease component.
4(h) Represents the purchase accounting adjustment to recognize contingent liabilities related to the assumed XOMA’s contingent consideration arrangements from their historical assets acquisitions, and XOMA has not accrued them as of June 30, 2026, as the underlying contingencies were not resolved. Such liabilities are contingent on certain programs’ development and commercialization success.
4(i)  Adjustment to pro forma balance sheet represents recording the estimated deferred tax impact of acquisition accounting adjustments primarily related to XOMA’s tax attributes, capitalized Section 174 costs, financial royalty assets and intangible assets. Adjustment to pro forma statements of operations reflect the income tax expense on XOMA’s pre-tax book income including the impact of all pro forma adjustments based on statutory income tax rates.
4(j) Adjustment to pro forma statement of operations for the year ended December 31, 2025 records the total estimated Merger-related transaction costs of approximately $16.9 million expected to be incurred by Ligand. Adjustment to pro forma statement of operations for the six months ended June 30, 2026 removes the actual Merger-related transaction costs of approximately $1.1 million incurred by XOMA.
4(k) Represents the estimated non-recurring post-combination expense of $7.6 million in severance costs to former XOMA employees resulting from pre-existing employment agreements, $0.8 million of payroll taxes arising from settlement of XOMA awards in the result of the Merger, and $0.2 million of expense under the transition service agreements with certain XOMA employees.
4(l) To reflect the removal of compensation expense of $14.9 million and $16.6 million for the six months ended June 30, 2026, and year ended December 31, 2025, respectively, related to compensation and employee-related expense of XOMA board of directors, executives and employees expected by Ligand management terminated on a closing date as a result of the Merger.

4(m) Reflects an adjustment of unearned revenue to zero fair value in the unaudited pro forma condensed balance sheet, and removal of any historical related revenue recorded under the units-of-revenue method in the unaudited pro forma condensed combined statements of operations.
4(n) Ligand has preliminarily determined that it will not consolidate XOMA Royalty LLC. Ligand will only be entitled to 25% of net proceeds, if applicable, from the Janssen Litigation. As such, Ligand recognized its 25% ownership in XOMA Royalty LLC as an investment in a preliminary purchase price allocation with an estimated fair value of $13.7 million.
4(o) Pro forma basic and diluted net income (loss) per share has been adjusted to reflect the pro forma adjustments herein for the six months ended June 30, 2026 and year ended December 31, 2025. Weighted average shares outstanding are based on Ligand’s weighted average shares outstanding for the six months ended June 30, 2026, and the year ended December 31, 2025.